Exhibit 10.10
CADENCE DESIGN SYSTEMS, INC.
EMPLOYMENT AGREEMENT
WITH KEVIN BUSHBY
     THIS AGREEMENT (this “Agreement”), made effective as of July 29, 2008 (the “Effective Date”), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”), and KEVIN BUSHBY (“Executive”), supersedes any previous employment agreement between the parties.
     WHEREAS, Executive is currently employed by the Company as Executive Vice President, Worldwide Field Operations; and WHEREAS, the Company and Executive wish to enter into a formal employment agreement on the terms and conditions as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
1. TERM AND DUTIES.
     1.1 EFFECTIVE DATE. The Company hereby continues to employ Executive and Executive hereby accepts continued employment pursuant to the terms and provisions of this Agreement as of the Effective Date. Executive has been employed and shall continue to be employed on an at-will basis, meaning that either Executive or the Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 4.2 hereof), in the manner specified herein.
     1.2 SERVICES.
          (a) Executive shall continue to have the title of Executive Vice President, Worldwide Field Operations. Executive’s duties will be assigned to Executive by the Company’s Chief Executive Officer (“CEO”).
          (b) Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.
     1.3 NO CONFLICTING SERVICES. During his employment with the Company, Executive agrees to devote his full productive time and best efforts to the performance of Executive’s duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company or receiving compensation or any other consideration from the Company, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business except as expressly authorized under the Company’s Code of Business Conduct. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive’s work for the Company and that they comply with the Company’s Code of Business Conduct.

     1.4 OFFICE. The Company shall maintain an office for Executive at the Company’s corporate headquarters, which currently are located in San Jose, California.
2. COMPENSATION.
     The Company shall pay to Executive, and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:
     2.1 BASE SALARY. As of the Effective Date, the Company shall pay Executive a base salary of Five Hundred Thousand Dollars ($500,000) per year (“Base Salary”), payable in installments in accordance with the Company’s customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) shall review the amount of the Base Salary from time to time, but no less frequently than annually.
     2.2 BONUS. Executive shall participate in the Company’s Senior Executive Bonus Plan or its successor (the “Bonus Plan”) at an annual target bonus rate of not less than one hundred thirty percent (130%) of Executive’s Base Salary (the “Target Bonus”) pursuant to the terms of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation Committee). The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually.
     2.3 EQUITY GRANTS. Executive has previously been granted stock options by the Company which remain in full force and effect in accordance with the terms of the stock option agreements documenting such grants. Executive shall be eligible to receive additional grants of either restricted stock or stock options, or both, as the Compensation Committee may determine from time to time. All stock options shall be granted at not less than one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant. Any awards shall vest in accordance with the Company’s vesting policy for additional grants to executive officers of the Company in effect on the date of the grant by the Compensation Committee, and shall contain such other terms and conditions as shall be set forth in the agreement documenting the grant.
     2.4 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation, limited liability company, partnership, joint venture or other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in and subject to the terms of the form of Indemnity Agreement attached hereto as Exhibit A.
3. EXPENSES AND BENEFITS.
     3.1 REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive’s duties hereunder. Executive shall first account for such expenses by submitting a statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement, of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Chief Financial Officer, the CEO and the Board, or such other persons as may be specified from time to time by the CEO.
     3.2 BENEFITS. During Executive’s full-time employment with the Company, pursuant to this Agreement:
          (a) Executive shall be eligible to participate in the Company’s standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time;
          (b) Executive shall be eligible to participate in the Company’s qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time;
          (c) The Company shall provide Executive with cost of living adjustment payments in the net amount (after deduction of all applicable taxes and other withholdings) of $9,200 per month until the later of (i) the end of the Transition Period defined in the Transition Agreement, or (ii) the termination of Executive’s full-time employment for any reason;
          (d) In the event Executive’s employment with the Company is terminated other than for Cause (as defined in Section 4.2 hereof) or if Executive resigns his employment as a result of an event constituting a Constructive Termination (as defined in Section 4.3 hereof), and Executive relocates from the San Francisco Bay Area to the United Kingdom within twelve (12) months after such termination of Executive’s full-time employment, or such other date agreed to in writing by the Company in its sole discretion, the Company shall reimburse Executive for all reasonable, customary and necessary moving and relocation expenses, including airfare for Executive’s family, incurred by Executive;
          (e) The Company shall provide, at its cost, the legal and other assistance necessary to process “green cards” (or other permanent resident status) for Executive and the other members of Executive’s immediate family, who are eligible as derivative beneficiaries, as well as to address any other U.S. immigration issues that may arise for Executive and his family during Executive’s employment with the Company, including during the Transition Period, if applicable, described in the Executive Transition and Release Agreement, in the form attached hereto as Exhibit B. However, this paragraph shall not be construed as a guarantee by the Company that the Executive will be able to obtain a “green card”;
          (f) The Company shall, pursuant to its standard tax equalization practices and subject to the limitation set forth below, pay such additional amounts to Executive as may he necessary to cause Executive’s overall income tax expense with respect to his (a) base salary and cash bonus received, and ordinary income from the exercise of stock options during the year ended December 31, 2003, and (b) base salary and cash bonus received from the Company during the calendar years ended December 31, 2004 and 2005, to be no greater than what such income tax expense would have been with respect to such base salary, cash bonus and, in the case of the year ended December 31, 2003, ordinary income from the exercise of stock options, had Executive resided in the United Kingdom for the entirety of each such year. The equalization payments hereunder shall be determined by taking into account such factors as the Company reasonably determines are relevant to the determination of Executive’s overall tax cost and tax cost applicable to base salary and cash bonus, and shall be grossed up as necessary to take into account any taxes imposed on the amounts paid pursuant to the preceding sentence. Notwithstanding anything in this paragraph to the contrary, the amount payable by the Company to Executive hereunder (not including any “gross up” payment pursuant to the preceding sentence) with respect to each of the years ended December 31, 2004 and 2005 shall in no event exceed the amount that would be payable with respect to such year if the aggregate tax rate applicable to Executive for such year exceeded the aggregate tax rate that would have been applicable to Executive had he been a resident of the United Kingdom for the entirety of such year by no more than three percent (3%). In addition to the foregoing, the Company shall pay to Executive, on an after-tax basis, the following (1) any tines, penalties and interest incurred as a result of a delay in filing caused, or incorrect information provided to Executive, by the Company, and (2) the reasonable cost incurred by Executive to prepare his income tax returns for the taxable year ended December 31, 2003, and, to the extent related to items pertaining solely to his income from the Company, for the taxable years ended December 31, 2004 and 2005; and
           (g) The Company shall reimburse Executive for his reasonable attorneys’ fees and any reasonable costs incurred in the negotiation and drafting of this Agreement and its related documents.
     3.3 SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company’s extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a “Loan”), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value. If this cannot be done, or if doing so would be significantly more expensive to the Company than making a Loan, then the Company need not make or maintain a Loan or provide a substitute for it.
4. TERMINATION OF EMPLOYMENT.
     4.1 GENERAL. Executive’s employment by the Company under this Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company subject to any cure period specified below, upon the Company’s receipt of written notice of termination by Executive at least thirty (30) days before the specified effective date of such termination, or upon Executive’s death or Permanent Disability (as defined in Section 4.4 hereof). In the event of such termination, except where Executive is terminated for Cause (as defined in Section 4.2 hereof) or as the result of a Permanent Disability or death, or where Executive voluntarily terminates his employment other than a Constructive Termination (as defined in Section 4.3 hereof), and upon execution by Executive at or about the effective date of such termination of the Executive Transition and Release Agreement, in the form attached hereto as Exhibit B (the “Transition Agreement”), the Company shall provide Executive with the benefits as set forth in the Transition Agreement.

     4.2 DEFINITION OF CAUSE. For purposes of this Agreement, “Cause” shall be deemed to mean (1) Executive’s gross misconduct or fraud in the performance of his duties under this Agreement; (2) Executive’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (3) Executive’s engaging in any material act of theft or material misappropriation of company property in connection with his employment; (4) Executive’s material breach of this Agreement, after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive’s material breach of the Proprietary information Agreement (as defined in Section 8 hereof) and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice thereof from the Company; (6) Executive’s material failure/refusal to perform his assigned duties, and, where such failure/refusal is curable, if such failure/refusal is not cured within thirty (30) days following delivery of written notice thereof from the Company; or (7) Executive’s material breach of the Company’s Code of Business Conduct as such code may be revised from time to time, and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice thereof from the Company.
     4.3 CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 4 to the contrary, Executive may, upon at least thirty (30) days’ written notice to the Company, voluntarily end his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination and be eligible to receive the benefits set forth in the Transition Agreement in exchange for executing and delivering that agreement in accordance with Section 9.3 hereof. For purposes of this Agreement, “Constructive Termination” shall mean:
          (a) a material adverse change, without Executive’s written consent, in Executive’s authority, duties or title causing Executive’s position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice;
          (b) any change, without Executive’s written consent, to Executive’s reporting structure causing Executive to no longer report to the CEO of the Company, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice;
          (c) a reduction, without Executive’s written consent, in Executive’s Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive’s stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;
          (d) a relocation of Executive’s principal place of employment by more than thirty (30) miles unless Executive consents in writing to such relocation;

          (e) any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice;
          (f) any failure by the Company to obtain the written assumption of this Agreement by any successor to the Company; or
          (g) in the event Executive, prior to a Change in Control (as defined in Section 4.5 hereof), is identified as an executive officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and following a Change in Control in which the Company or any successor remains a publicly traded entity, Executive is not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one (1) year after the Change in Control.
     In the event of an event or circumstance constituting Constructive Termination, the Company may notify Executive at any time prior to expiration of the cure period that it will not cure the circumstance, in which case the cure period shall end immediately upon such notification.
     4.4 PERMANENT DISABILITY. For purposes of this Agreement, “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders Executive unable to perform effectively all of the essential functions of his position pursuant to this Agreement, with or without reasonable accommodation.
     4.5 CHANGE IN CONTROL.
          (a) Should there occur a Change in Control (as defined below) and if within three (3) months prior to or thirteen (13) months following the Change in Control either (i) Executive’s employment under this Agreement is terminated without Cause or (ii) Executive resigns his employment as a result of an event constituting a Constructive Termination, then, in exchange for executing and delivering the Transition Agreement, and subject to the terms of the Transition Agreement except as otherwise provided in this Section 4.5(a), Executive shall be entitled to all of the benefits set forth therein, except that (1) in addition to the amount of the payment described in paragraph 5(a) of the Transition Agreement, Executive shall be entitled to an additional amount equal to fifty percent (50%) of Executive’s annual Base Salary at the highest annual Base Salary rate in effect at any time during the term of this Agreement (the “Highest Base Salary”), which amount shall be paid at the same time as the payment under such paragraph 51 a); (2) in addition to the amount of the payment described in paragraph 6(a) of the Transition Agreement, Executive shall be entitled to an additional amount equal to sixty five percent (65%) of Executive’s Highest Base Salary; and (3) in lieu of the acceleration described in paragraph 4(a) of the form of Transition Agreement attached hereto, all unvested equity compensation awards (including stock options, restricted stock, and restricted stock units) that are outstanding and held by Executive on the Transition Commencement Date shall immediately vest and become exercisable in full on the Transition Commencement Date, provided, that, if Executive’s termination of employment without Cause or by reason of Constructive Termination occurs within three months prior to a Change in Control, any unvested equity compensation awards that do not vest on the Transition Commencement Date shall vest in full immediately prior to the effective time of the Change in Control. Any acceleration of vesting pursuant to this Section 4.5(a) shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards.
          (b) For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:
               (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities or any “person” acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of securities of the Company representing thirty percent (30%) or more of the total voting power; or
               (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
               (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
     4.6 TERMINATION FOR CAUSE, VOLUNTARY TERMINATION, OR TERMINATION ON ACCOUNT OF DEATH OR PERMANENT DISABILITY.
          (a) In the event Executive’s employment is terminated for Cause or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, then Executive will be paid only (i) any earned but unpaid Base Salary and any outstanding expense reimbursements submitted and approved pursuant to Section

3.1 hereof, and (ii) other unpaid vested amounts or benefits under the Company compensation, incentive and benefit plans in which Executive participates, in each case under this clause (ii) as of the effective date of such termination; and
          (b) In the event Executive’s employment is terminated on account of death or Permanent Disability, then, in addition to all amounts payable pursuant to Section 4.6(a), upon execution by Executive or Executive’s representative or a representative of Executive’s estate, as soon as reasonably practicable but in no event later than one hundred eighty (180) days following the date of Executive’s termination of employment, of the Release Agreement, in the form attached hereto as Exhibit C, and such Release Agreement becoming effective, the Company shall provide Executive or his estate, as the case may be, the following benefits to which Executive would not otherwise be entitled: (i) all unvested equity compensation awards (including stock options, restricted stock and restricted stock units) outstanding and held by Executive on the date of his termination that would have vested over the twelve (12) months following the date of termination had Executive continued in employment under his Employment Agreement during that period shall immediately vest and become exercisable in full on the date of such termination, such equity compensation awards and all previously vested equity compensation awards shall remain exercisable for twenty-four (24) months from the date of such termination (hut not later than the expiration of the term of the applicable equity compensation award), and there shall be no further vesting of any equity compensation awards thereafter; provided that this acceleration will have no effect on any other provisions of the awards; and (ii) solely in the event of termination on account of Permanent Disability, if Executive elects to continue coverage under Cadence’s medical, dental and vision insurance plans pursuant to COBRA, Cadence will pay Executive’s COBRA premiums for twelve (12) months following such termination. In the event that Executive performs full-time or part-time employment or consulting services during the 12-month period following his termination on account of Permanent Disability without the written consent of the Company, then all equity compensation awards the vesting of which had been accelerated pursuant to the preceding sentence shall be forfeited and Executive shall return to the Company all stock obtained or on which restrictions terminated upon such vesting and the proceeds from the sale of any such stock, and all stock, net of exercise price, obtained upon the exercise of options that vested pursuant to the preceding sentence and the proceeds, net of exercise price, from the sale of any such stock.
          (c) In the event Executive’s employment is terminated for Cause, or on account of death or Permanent Disability, or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, Executive shall not become a party to the Transition Agreement and shall not be bound by any of the terms and provisions thereof.
5. EXCISE TAX.
     In the event that any benefits payable to Executive pursuant to the Transition Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax and Executive shall have no right to Termination Benefits in excess of the amount so determined. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after written notice of the Accountants’ determination, and Executive has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 5.
6. DISPUTE RESOLUTION.
          (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement, except those arising under Section 6(d) hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive’s employment by the Company or the termination of his employment or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees.
          (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law.

The parties agree that they will be allowed to engage in adequate discovery, the scope of which will he determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.
          (c) The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The prevailing party in any arbitration pursuant to this Section 6 shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs (including expert fees and costs).
          (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.
7. COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.
     Following his termination of full-time employment for any reason (other than death), Executive shall provide the Company with reasonable cooperation in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Such cooperation shall be provided by Executive at mutually-convenient times. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation/participation described in the preceding sentences, the Company will reimburse Executive for all reasonable and documented expenses incurred by Executive in the course of such cooperation/participation. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that the Company determines that retention of any of such property is necessary, desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7 or under the Transition Agreement, after which time Executive shall promptly return all such retained company property.

8. PROPRIETARY INFORMATION AGREEMENT.
     The Executive’s Employee Proprietary Information and Inventions Agreement was executed on May 26, 2004 in the form attached hereto as Exhibit D (the “Proprietary Information Agreement”).
9. GENERAL.
     9.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     9.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.
     9.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service, or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the CEO at the Company’s principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company’s corporate records or at any other address that Executive may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph, or (d) upon delivery by email, if addressed to the Company to generalcounsel@cadence.com and if addressed to Executive to such email address as Executive may specify by notice to the Company.
     9.4 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.
     9.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, arid agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, any existing equity compensation award agreements between the parties, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, agreements, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof; provided, however, that the Proprietary Information Agreement, and Executive’s agreement, made prior to the Effective Date of this Agreement, to abide by the Company’s policies, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy and Code of Business

Conduct, as amended from time to time, remain in full force and effect and govern Executive’s conduct from the date of execution of such agreements until the Effective Date of this Agreement.
     9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.
     9.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, to his estate or designated beneficiary, or as otherwise agreed to by the Company.
     9.8 AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the CEO of the Company.
     9.9 TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate upon the termination of Executive’s full-time employment for any reason; provided, however, that the following provisions of this Agreement shall survive its termination: Executive’s obligations under Section 7 hereof; the Company’s obligations to provide compensation earned through the termination of the employment relationship plus all reimbursements to which Executive is entitled, under Sections 2 and 3 hereof; the Company’s obligations and Executive’s obligations under Section 5 hereof; the Company’s obligations and Executive’s obligations enumerated in the Transition Agreement, if applicable; the Company’s obligation to indemnify Executive pursuant to Section 2.4 hereof and the referenced Indemnity Agreement; the dispute resolution provisions of Section 6 hereof; and, to the extent applicable, this Section 9.
     9.10 FORMER EMPLOYERS. Executive represents and warrants to the Company that he is not subject to any employment, confidentiality or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so. Without the Company’s prior written approval, Executive will not:
          (a) disclose any proprietary information belonging to a former employer or other entity without its written permission;
          (b) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company in violation of Executive’s existing obligations to his former employer; or
          (c) distribute announcements about or otherwise publicize Executive’s employment with the Company.

     Executive shall indemnify and hold the Company harmless from any liabilities, including reasonable defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant to it.
     9.11 DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.
     9.12 HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
     9.13 TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     9.14 TAX MATTERS. Notwithstanding anything in this Agreement or the Transition Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement or the Transition Agreement constitutes a “deferral of compensation” and that the Executive is a “specified employee,” both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive pursuant to this Agreement or the Transition Agreement prior to the earliest of (a) Executive’s death following the Termination Date (as such term is defined in the Transition Agreement) or (b) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code). In addition, with regard to any provision herein or in the Transition Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

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          IN WITNESS WHEREOF, the parties have executed this Agreement on this 29th day of July 2008.

CADENCE DESIGN SYSTEMS, INC.		EXECUTIVE

By:	/s/ Michel J. Fister Michael J. Fister	/s/ Kevin Bushby Kevin Bushby
President and Chief Executive Officer

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EXHIBIT A
INDEMNITY AGREEMENT

INDEMNITY AGREEMENT
     This Indemnity Agreement (this “Agreement”), dated as of July 29, 2008, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the “Company”), and Kevin Bushby, an Executive Vice President, Worldwide Field Operations of the Company (the “Indemnitee”).
RECITALS
     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations;
     B. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;
     C. The Company believes that its directors and officers and the directors and officers of its subsidiaries should be able to serve as such, and in such other capacities as the Company may request, as the case may be, free from undue concern about the risk of large judgments and other expenses that may be incurred as a result of the good faith performance of their duties to the Company or its subsidiaries;
     D. The Company recognizes that the long period of time that may elapse before the trial or other disposition of legal proceedings may extend beyond the normal time for retirement for such director or officer, with the result that the Indemnitee, after retirement or in the event of the Indemnitee’s death, the Indemnitee’s spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such director or officer from serving in that position;
     E. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as directors and certain officers of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary, and in the best interests of the Company and its stockholders, for the Company to contractually indemnify such individuals, and to assume for itself maximum liability for claims against such persons in connection with their service;
     F. The Company desires and has requested the Indemnitee to serve or continue to serve as a director and/or an officer of the Company and/or the subsidiaries of the Company, free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and
     G. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company provided that the Indemnitee is furnished the indemnity provided for herein.

AGREEMENT
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions.
          (a) Change in Control. For purposes of this Agreement, a “change in control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
          (b) Covered Person. For purposes of this Agreement, a “covered person” shall include the Indemnitee and any heir, executor, administrator or other legal representative of the Indemnitee following the Indemnitee’s death or incapacity.
          (c) Disinterested Directors. For purposes of this Agreement, “disinterested directors” mean any director of the Company who is not or was not a party to the proceeding in respect of which indemnification is being sought by a covered person.
          (d) Expenses. For purposes of this Agreement, “expenses” include all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by a covered person in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement under this Agreement, Section 145 of the Delaware General Corporation Law or otherwise.

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          (e) Independent Legal Counsel. For purposes of this Agreement, “independent legal counsel” means a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent (i) the Company or a covered person in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification or advancement hereunder. “Independent legal counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the covered person in an action to determine such covered person’s right to indemnification or advancement under this Agreement.
          (f) Proceeding. For purposes of this Agreement, “proceeding” means any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, legislative, investigative or of any other type whatsoever, and including any of the foregoing commenced by or on behalf of the Company, derivatively or otherwise.
          (g) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, and one or more other subsidiaries, or by one or more other subsidiaries.
     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve the Company and/or its subsidiaries in the Indemnitee’s present capacity, so long as the Indemnitee is duly appointed or elected or until such time as the Indemnitee tenders a written resignation; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or its subsidiaries by Indemnitee.
     3. Maintenance of Liability Insurance.
          (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an officer or director of the Company or any of its subsidiaries, and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of such service, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.
          (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.
     4. Mandatory Indemnification.
          (a) Right to Indemnification. In the event a covered person was or is made a party or is threatened to he made a party to or is involved in any proceeding, by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Company (including

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any subsidiary or affiliate thereof or any constituent corporation or any of the foregoing absorbed in any merger) or is or was serving at the request of the Company (including such subsidiary, affiliate or constituent corporation) as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, such person shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law and the Company’s Bylaws, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, forfeitures, ERISA excise and other taxes and penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue after the Indemnitee has ceased to serve in such capacity and shall inure to the benefit of the Indemnitee’s heirs, executors, administrators and other legal representatives; provided, however, that except for a proceeding pursuant to Section 7, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.
          (b) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a covered person for expenses or liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines, forfeitures, ERISA excise and other taxes and penalties, and amounts paid or to be paid in settlement) which have been paid directly to such person or a third party on the covered person’s behalf by D&O Insurance.
          (c) Partial Indemnification; Successful Defense. If a covered person is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines, forfeitures, ERISA excise and other taxes and penalties, and amounts paid or to be paid in settlement) incurred by the covered person in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for the total amount thereof, the Company shall nevertheless indemnify such person for such total amount, except as to the portion thereof to which the covered person is not entitled by applicable law, the Company’s Bylaws or this Agreement. Notwithstanding any other provision of this Agreement to the extent that a covered person has been successful, on the merits or otherwise, in whole or in part, in the defense of a proceeding, or in the defense of any claim, issue or matter therein, including, without limitation, the dismissal of any action without prejudice, the covered person shall be indemnified against the total amount of any expenses actually and reasonably incurred or suffered by such person in connection therewith.
     5. Mandatory Advancement of Expenses. The Company shall pay all expenses incurred by a covered person in advance of the final disposition of a proceeding as they are incurred; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately, after a final adjudication (including all appeals), that such person is not entitled to the payment of such expenses by the Company.

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     6. Notice and Procedures for Obtaining Indemnification and Advancement.
          (a) Promptly after receipt by a covered person of notice of the commencement of or the threat of commencement of any proceeding, such person shall, if such person believes that indemnification or advancement with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof; provided, however, that the failure to notify the Company shall not relieve the Company of any liability it may have to such covered person under this Agreement.
          (b) Upon written request by a covered person for indemnification pursuant to Section 4(a), the entitlement of such covered person to indemnification, to the extent not provided pursuant to the terms of this Agreement, shall be determined and such indemnification shall be paid in full within sixty (60) days after a written request for indemnification has been received by the Company. Such request shall include documentation or information which is necessary for such determination and which is reasonably available to the covered person. Upon making a request for indemnification, a covered person shall he presumed to be entitled to indemnification hereunder and the Company shall have the burden of proving that the covered person is not entitled to be indemnified. If the person or persons empowered to make such determination pursuant to Section 6(c) fail to make the requested determination with respect to indemnification within sixty (60) days after a written request for indemnification has been received by the Company, a requisite determination of entitlement to indemnification shall be deemed to have been made and the covered person shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification.
          (c) The determination of entitlement to indemnification pursuant to Section 6(b) shall be made by the following person or persons who shall be empowered to make such determination: (i) the Board, by a majority vote of disinterested directors, whether or not such majority constitutes a quorum; (ii) a committee of disinterested directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the covered person; or (iv) the stockholders of the Company. If a change in control has occurred and results in individuals who were directors prior to the circumstances giving rise to the change in control ceasing for any reason to constitute a majority of the Board, such determination shall be made by independent legal counsel of a reputable national law firm in a written opinion, and such independent counsel shall render its written opinion to the Company and to the covered person. The Company agrees to pay the reasonable fees of such independent legal counsel and to indemnify fully such independent legal counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of such independent legal counsel pursuant hereto. The independent legal counsel shall he selected by the Board and approved by the covered person; provided, however, that if a change in control has occurred, such independent legal counsel shall be selected by the covered person and approved by the Company (such approval not to be unreasonably withheld or delayed).
          (d) Expenses incurred by a covered person in advance of the final disposition of a proceeding shall be paid by the Company at the request of the covered person, each such

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payment of expenses to be made within twenty (20) days after a written request for such payment has been received by the Company. Such request shall reasonably evidence the expenses incurred by the covered person and, to the extent required pursuant to Section 5, shall include or be accompanied by an undertaking by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately, after a final adjudication (including all appeals), that such person is not entitled to the payment of such expenses by the Company.
          (e) Any expenses incurred by a covered person in connection with a request for indemnification or advancement of expenses hereunder, under any other agreement, any provision of the Company’s Bylaws or any D&O insurance, shall be borne by the Company.
          (f) If, at the time of the receipt of a notice of the commencement of a proceeding, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the covered person, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
          (g) In the event the Company shall be obligated to advance the expenses for any proceeding against the covered person, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the covered person (such approval not to be unreasonably withheld or delayed), upon the delivery to the covered person of written notice of its election so to do. After delivery of such notice, approval of such counsel by the covered person and the retention of such counsel by the Company, the Company shall not be liable to the covered person under this Agreement for any fees of counsel subsequently incurred by the covered person with respect to the same proceeding, provided that (i) the covered person shall have the right to employ separate counsel in any such proceeding at the covered person’s expense; and (ii) if (A) the employment of counsel by the covered person has been previously authorized by the Company, (B) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, or (C) it is determined by legal counsel for the Company and the covered person that a conflict of interest exists requiring the covered person to retain separate counsel, the fees and expenses of the covered person’s counsel shall be at the expense of the Company. If the Company has assumed the defense of a proceeding, the Company shall not be liable to indemnify a covered person under this Agreement for any amounts paid in settlement of any proceeding effected without the Company’s written consent; provided, however, that if a change in control has occurred, the Company shall be liable for indemnification for amounts paid in settlement if independent legal counsel has approved the settlement. The Company shall not settle any proceeding in any manner that would impose any penalty or limitation on, or disclosure obligation with respect to, a covered person without the covered person’s written consent. Neither the Company nor a covered person shall unreasonably withhold or delay its consent to any proposed settlement.
     7. Right of Covered Person to Bring Suit. If (a) indemnification is not paid in full by the Company within sixty (60) days after a written request for indemnification has been received by the Company pursuant to Section 6(b); (b) a determination is made pursuant to Section 6(c) that a covered person is not entitled to indemnification; or (c) a written request for an advancement of expenses is not paid in full by the Company within twenty (20) days after a

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written request for such payment has been received by the Company pursuant to Section 6(d), the covered person may at any time thereafter bring suit against the Company to recover the unpaid amount of any claim for indemnification or advancement. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the covered person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a covered person to enforce a right to indemnification hereunder (but not in a suit brought by a covered person to enforce a right to an advancement of expenses) it shall be a defense that indemnification is not permitted by applicable law. Further, in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication (including all appeals) by asserting that indemnification is not permitted by applicable law. Neither the failure of the Company (including the Board, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the covered person is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including the Board, a committee thereof, independent legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall create a presumption that the covered person is not entitled to indemnification or, in the case of such a suit brought by a covered person be a defense to such suit. If a determination is made or deemed to have been made pursuant to the terms of Section 6 that a covered person is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. In any suit brought by a covered person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the covered person is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.
     8. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any of its subsidiaries against the Indemnitee, the Indemnitee’s spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (a) the date the Company or any subsidiary of the Company discovers such facts, or (b) the date the Company or any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company or any of its subsidiaries has no actual knowledge apart from the Indemnitee’s knowledge.
     9. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the

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Indemnitee or any covered person may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s disinterested directors or stockholders, other agreements, or otherwise, both as to acts or omissions in the Indemnitee’s official capacity and to acts or omissions in another capacity while occupying the Indemnitee’s position as an officer, director or employee of the Company and/or its subsidiaries, and the Indemnitee’s right hereunder shall continue after the Indemnitee has ceased to serve the Company or any of its subsidiaries and shall inure to the benefit of any heir, executor, administrator or other legal representative of the Indemnitee. Notwithstanding the foregoing, this Agreement shall supersede and replace any prior indemnification agreements entered into between the Company and the Indemnitee, and any such prior agreements shall be terminated upon execution of this Agreement.
     10. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement to the Indemnitee to the fullest extent now or hereafter permitted by law.
     11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to Section 10 hereof.
     12. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.
     13. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.
     14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) upon receipt, if delivered by hand, or (b) on the third business day after the mailing date, if mailed by certified or registered mail with postage prepaid. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.
     15. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

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     16. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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     The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.

By:

Name: James J. Cowie
Title: Senior Vice President and
General Counsel

Address: 2655 Seely, Building 5
San Jose, California 95134
Attention: Office of the General Counsel

INDEMNITEE

By:

Name: Kevin Bushby
Title:

Address:

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EXHIBIT B
EXECUTIVE TRANSITION AND RELEASE AGREEMENT

EXECUTIVE TRANSITION AND RELEASE AGREEMENT
     This Executive Transition and Release Agreement (this “Agreement”) is entered into between Kevin Bushby (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”).
     1. TRANSITION COMMENCEMENT DATE. As of <<Transition Commencement Date>> (the “Transition Commencement Date”), Executive will no longer hold the position of Executive Vice President, Worldwide Field Operations and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid (a) any earned but unpaid base salary for his services as an officer of the Company prior to the Transition Commencement Date and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 of Executive’s Employment Agreement with the Company dated as of [______, 2008] (the “Employment Agreement”); and (b) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (b) as of the Transition Commencement Date, The payment of the foregoing amounts shall be made to Executive by no later than the next regular payroll date following the Transition Commencement Date. As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.
     2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence under this Agreement terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:
          a. the date on which Executive resigns from all employment with Cadence;
          b. the date on which Cadence terminates Executive’s employment due to a material breach by Executive of Executive’s duties or obligations under this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and
          c. one year from the Transition Commencement Date.
     3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
          a. During the Transition Period. Executive will assume the position of <<New Position Title>>. In this position, Executive will render those services requested by Cadence’s <<Management Representative» on an as-needed basis at mutually-convenient times. Executive’s time rendering those services shall not exceed twenty (20) hours per month. Except as otherwise provided in paragraph 3(b) of this Agreement, Executive’s obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere. Neither party expects that Executive will resume employment with Cadence in the future at a level that exceeds the level set forth in this Section 3(a) and it is the parties’ intent that Executive will have experienced a “separation from service” as defined in Section 409A of the Code as of the Transition Commencement Date.
          b. As a Cadence <<New position>>, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry, without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which Cadence or any of its affiliates is engaged on the Transition Commencement Date or has been engaged at any time during the 12-month period immediately preceding the Transition Commencement Date, whether in the EDA industry or otherwise, anywhere in the world (a “Cadence Business”), or (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence or any of its affiliates. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If, during the Transition Period, Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business, then Executive must first obtain written approval from Cadence’s CEO before accepting said offer.
          c. During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof.

restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information and Inventions Agreement, dated as of May 26, 2004.
          d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees.
          e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors, past, present or future. Similarly, Cadence agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
          f. Notwithstanding paragraph Id hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.
     4. TRANSITION COMPENSATION AND BENEFITS. In consideration of Executive’s execution of the release of claims in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, except to the extent retained pursuant to Section 7 of the Employment Agreement:
          a. all of the unvested equity compensation awards (including stock options, restricted stock and restricted stock units) that are not performance-based within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), that are outstanding and held by Executive on the Transition Commencement Date and that would have vested over the twelve (12) months following the Transition Commencement Date had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, shall immediately vest and become exercisable in full on the Effective Date of this Agreement, and there shall be no further vesting of those equity compensation awards during or after the Transition Period, notwithstanding any provision in any equity compensation award to the contrary, except as otherwise provided by paragraph 7 hereof. Provided Executive continues in employment under this Agreement through the end of the applicable performance period, unvested equity compensation awards that are performance-based within the meaning of Section

162(m) of the Code and that are outstanding and held by Executive on the Transition Commencement Date shall continue to vest though the end of the applicable performance period provided any such performance period ends within twelve (12) months following the Transition Commencement Date, but only to the extent justified by the satisfaction of the performance goals prescribed for such equity awards. Upon the conclusion of the performance period, such awards shall immediately vest to the extent they would have vested over the twelve (12) months following the Transition Commencement Date had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, and there shall be no further vesting of such awards during or after the Transition Period except as otherwise provided by paragraph 7 hereof. Any acceleration pursuant to this paragraph 4(a) will have no effect on any other provisions of the stock awards;
          b. Executive’s employment pursuant to this Agreement shall be considered a continuation of employee status and continuous service for all purposes under any equity compensation awards previously granted to Executive by the Company and outstanding on the Transition Commencement Date; and
          c. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.
Except as so provided or as otherwise set forth in paragraphs 5 and 7 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period.
     5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is at least six months after the Transition Commencement Date, and as compensation for Executive’s services during the Transition Period, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, in each case, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:
          a. a lump-sum payment of $______ [amount equal to 100% of Executive’s annual Base Salary at the highest rate in effect during Executive’s employment with the Company], less applicable tax deductions and withholdings, payable on the thirtieth (30th) day following the date that is six months after the Transition Commencement Date; and
          b. for a period of six months, a monthly salary of $4,000 less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than thirty (30) days following the date that is six months after the Transition Commencement Date.
     6. SECOND TERMINATION PAYMENT AND BENEFITS; REFUND OF PAYMENTS.
          a. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, on the thirtieth (30th) day following the Termination Date, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:
               i. a lump-sum payment of $______ [amount equal to 130% of Executive’s annual Base Salary at the highest rate in effect during Executive’s employment with the Company], less applicable tax deductions and withholdings.
          b. If the Company should terminate Executive’s employment with the Company due to a breach by Executive of Executive’s duties or obligations under this Agreement, Executive shall promptly refund to the Company any and all amounts theretofore paid to Executive pursuant to paragraph 5(a), with interest on any such amount of eight percent per annum, compounded monthly.
          c. Notwithstanding anything in this Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement constitutes a “deferral of compensation” and that Executive is a “specified employee”, both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive pursuant to the Agreement prior to the earlier of (1) Executive’s death following the Transition Commencement Date or (2) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).
     7. CHANGE IN CONTROL. If this Agreement is executed by Executive in connection with his termination without Cause (as defined in the Employment Agreement) or Constructive Termination (as defined in the Employment Agreement) occurring within thirteen (13) months following a Change in Control (as defined in the Employment Agreement) or if a Change in Control occurs within three (3) months following his termination without Cause or Constructive Termination, in which case the Company shall promptly notify Executive of the occurrence of such Change in Control, then:
          a. Section 4.5(a)(3) of the Employment Agreement shall apply in lieu of paragraph 4(a) of this Agreement; and
          b. Sections 4.5(a)(1) and 4.5(a)(2) of the Employment Agreement shall apply in addition to paragraphs 5(a) and 6(a) of this Agreement.
For the avoidance of doubt, if this Agreement has already been executed by Executive and Cadence and within three (3) months following the Transition Commencement Date a Change in Control occurs (a “Post-Termination Timely Change in Control”), then paragraphs 7(a) and 7(b) of this Agreement shall take effect immediately upon the effectiveness of the Post-Termination Timely Change in Control.
     8. GENERAL RELEASE OF CLAIMS.
          a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               (i) any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive’s full-time employment;
               (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               (iii) claims related to Executive’s COBRA rights;
               (iv) any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               (v) any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
          b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.
          c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 8.
          d. Executive intends that this release of claims cover all claims described above, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
     9. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.
     10. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. The prevailing party in any arbitration pursuant to this paragraph 10 shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs (including expert fees and costs).
     11. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.
     12. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
     13. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
     14. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     15. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     16. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Employment Agreement to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall not materially reduce the benefits provided to Executive pursuant to this Agreement without the Executive’s consent.
     17. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.
     18. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

     19. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.
EXECUTION OF AGREEMENT
     The parties execute this Agreement to evidence their acceptance of it.

Dated:	Dated:

KEVIN BUSHBY	CADENCE DESIGN SYSTEMS, INC.

By:

ATTACHMENT A
RELEASE OF CLAIMS
          1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               (i) any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence or pursuant to the provisions designated in Section 9.9 of my Employment Agreement with Cadence to survive the termination of my full-time employment;
               (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               (iii) claims related to my COBRA rights;
               (iv) any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               (v) any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
          2. I intend that this Release cover all claims described above, whether or not known to me, I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
          4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:

Print Name

Sign Name

ATTACHMENT 2
RELEASE OF CLAIMS
          1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence or pursuant to the provisions designated in Section 9.9 of my Employment Agreement with Cadence to survive the termination of my full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to my COBRA rights;
               iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               v. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
          2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which 1 attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

          4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:

Print Name

Sign Name

EXHIBIT C
RELEASE AGREEMENT
(DEATH or PERMANENT DISABILITY)

RELEASE AGREEMENT
     1. GENERAL RELEASE OF CLAIMS.
          a. Kevin Bushby or, in the event of his incapacity due to Permanent Disability as defined in his Employment Agreement, his legal representative acting on his behalf, or, in the event of his death, his estate (all of which are hereafter referred to as “Executive” as the context requires), hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Release Agreement which relate to his hiring or his employment with the Company, the termination of his employment with the Company, and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits which Executive is or becomes entitled to receive pursuant to the provisions of this Release Agreement, pursuant to Section 4.6(b) of Executive’s Employment Agreement with Cadence, or pursuant to the provisions designated in Section 9.9 of that agreement to survive the termination of Executive’s full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to Executive’s COBRA rights;
               iv. any rights that Executive has or may have to he indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               v. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
          b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.
          c. Executive acknowledges that the payments and benefits described in paragraph 1(a)(i) constitute adequate consideration for this release.

          d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Release Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Release Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
          f. The undersigned represents that he is the individual executive, his legal representative or the executor or administrator of his estate, and that he or it is authorized to bind the individual executive or his estate, as applicable.
     2. REVIEW OF RELEASE AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Release Agreement, although Executive is free to accept this Release Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Release Agreement. If Executive accepts this Release Agreement, Executive will have an additional 7 days from the date that Executive signs this Release Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Release Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Release Agreement.
     The undersigned has executed this Release Agreement on this ___day of                     ,                     .

EXHIBIT D
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

CADENCE DESIGN SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment by Cadence Design Systems, Inc. (the “Company”), and the compensation now and hereafter paid me, I hereby accept and agree to the following:
1. NONDISCLOSURE
     1.1 Recognition of Company’s Rights; Nondisclosure. At all times, during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of, or acquired by, the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, concepts, circuits, test data, formulas, methods, compositions, ideas, algorithms, techniques, develop-mental or experimental work, improvements and discoveries, (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breath of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. ASSIGNMENT OF INVENTIONS
     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior

Inventions”). If disclosure of any such Prior Invention(s) would cause me to violate any prior confidentiality agreement, understand that I am not to List such Prior Invention(s) in Exhibit B, but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.4 Nonassignable Inventions. This Agree-ment does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification,
     2.5 Obligation to Keep Company Informed. During the period of my employment I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. For one (1) year following my termination of employment any and all patent applications filed by me or by a third party based on my work will be presumed to be owned by the Company. I can rebut this presumption by providing evidence sufficient to establish ownership by the party applying for the patent.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).
     2.8 Enforcement of Proprietary Rights. During and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment.
In the event the Company is unable for any reason, after reasonable effort to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.
5. NO SOLICITATION. I agree that (1) during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not solicit, recruit, for my own benefit or on behalf of any entity, any person who is at that time an employee of the Company or who has been employed by the Company for any period of time during the previous three (3) months, nor shall I induce or encourage any such person to leave the employ of the Company; and (2) during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not solicit the business (selling of products or services that compete with products or services offered lay the Company) of any client or customer of the Company with whom I had a relationship while employed with the Company or whom I know as a result of my employment with the Company.
6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement, and of my duties as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. RETURN OF COMPANY DOCUMENTS AND PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notebooks, notes, memoranda, source code, specifications, devices, formulas, records, manuals, reports and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, that is within my possession, custody or control Further, upon termination of employment I also will return any and all Company property or equipment in my possession, custody or control. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s trade secret acknowledgement form.
8. NON-PRIVATE NATURE OF COMPANY PROPERTY. I understand that I have no expectation of privacy in the voicemail and electronic mail provided to me by the Company or in any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas. I further understand that such property, including voicemail and electronic mail, is subject to inspection by Company personnel at any time.
9. AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice. I understand that, other than the Company’s Vice President of Human Resources, no manager, supervisor, employee or any other representative or agent of the Company has the authority to enter into an agreement to the contrary. I further understand that an agreement to the contrary by the Vice President of Human Resources is not valid unless it is in writing.
10. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
12. GENERAL PROVISIONS.
     12.1 Governing Laws, Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit Filed there against me by Company arising from or related to this Agreement.
     12.2 Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     12.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     12.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     12.5 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between us, except that the Cadence Code of Conduct and my offer letter, both of which signed, are incorporated herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as today’s date, namely:
     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.
Dated:

Signature

(Printed Name)

ACCEPTED AND AGREED TO:

CADENCE DESIGN SYSTEMS, INC.

By:

Title:

Date:

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or
     (2) Result from any work performed by you for the Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
     I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

Print Name of Employee:

(printed name of employee)

Date:

WITNESSED BY:

Signatures of Witness

(printed name of witness)

EXHIBIT B

TO:	Cadence Design Systems, Inc.

FROM:
(Print name of employee)

DATE:

SUBJECT:	Previous Inventions
     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cadence Design Systems, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment or consulting relationship with by the Company [CHECK THE APPLICABLE BOXE(S)]:
☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies) [CHECK THE APPLICABLE BOXE(S)];
☐	Not applicable.

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.

By:

Print Name of Employee:

(printed name of employee)

Date: